Exhibit 10.26

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

THIS CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT (this "Agreement") is made by and between UMED HOLDINGS, INC. ("UMED" or the "Company") and RANDY MOSELEY ("Mr. Moseley") (each, a "Party" and, collectively, the "Parties") and shall become and be effective and binding as of the expiration of the Revocation Period as defined below (the "Effective Date"). The Parties agree that this Agreement shall be signed by Mr. Mosely by November 1l, 2016. If not executed by Mr. Moseley by November 1l, 2016, this Agreement shall not be binding onto UMED.

1.  Termination of Employment and Separation. UMED and Mr. Moseley mutually acknowledge and agree that his employment with the Company (the "Employment Relationship") will be, has been or is hereby severed and terminated effective as of the date of UMED's filing or its Third Quarter for the year 2016 (the "Separation Date"), and that, as of the Separation Date, Mr. Moseley is not owed or entitled to, and will not make any claim for, and hereby waives any interest in or right to, any payment or compensation from the Company, except as provided hereunder. Mr. Moseley understands and agrees that all compensation, including all bonuses, equity grants (whether direct, restricted, contingent or optional) and all other benefits, including participation in any applicable health insurance plan, have ceased in accordance with the specific terms of the applicable benefit plans, except as provided hereunder. Mr. Moseley represents that as of the date on which he signs this Agreement, he is not or was not aware of any claims that he has, had or might have against the Company. Mr. Moseley acknowledges and agrees that he has relinquished and forfeited any and all right or claim he may have to any equity interest in UMED (whether direct, restricted, contingent or optional) and that any agreement to grant any such rights is hereby' terminated and void. UMED will not be liable for and will not pay for or reimburse to Mr. Moseley any travel or other expenses incurred from and after the Separation Date, unless expressly requested and approved in advance, in writing, by a duly authorized executive or officer of UMED.

2. Consideration.

(a)	UMED shall pay to Mr. Moseley the amount of at least $5,000 per month, or more in the Company's sole discretion, for a period of three years, such payments to begin on or about November 30, 2016, and to be drawn against accrued compensation owed to Moseley, less all applicable taxes, withholdings and deductions (the "Severance Pay"), pursuant to UMED's standard salary payment schedule until fully paid.
(b)	Notwithstanding the foregoing, entitlement to and receipt of the foregoing Severance Pay and other benefits is conditioned upon (i) Mr. Moseley complying in all ways with, and remaining in compliance with, all of the terms and conditions of this Agreement, including, without limitation, the provisions and covenants of Section 3 below, and (ii) Mr. Moseley not having revoked or rescinded this Agreement pursuant to Section 5 below. In the event Mr. Moseley revokes this Agreement after having received installments of Severance Pay, Mr. Moseley shall reimburse and repay to UMED the full amount and value of all such installments at the time of and together with such revocation.

(c)	Mr. Moseley acknowledges that he would not be entitled to the Severance Pay in the absence of his entering into and performing under the terms of this Agreement; that the Severance Pay constitute a substantial economic benefit to Mr. Moseley; and that the Severance Pay constitute good and valuable consideration for the various commitments undertaken by Mr. Moseley under this Agreement.

3. Covenants.

(a)	Within thirty (30) days of the Effective Date, Mr. Moseley shall return or cause to be returned approximately 6,455,000 UMED shares to the Company.
(b)	Not later than the Separation Date, Mr. Moseley shall return to UMED any and all of UMED's property, including all equipment and electronics or communication devices; all UMED confidential, proprietary or trade secret information; and all copies, reproductions and excerpts of the same. If Mr. Moseley should discover any UMED property inadvertently in his possession after the Separation Date, Mr. Moseley shall immediately return the same to UMED care of its CEO, without keeping any copies, reproductions, or excerpts thereof.
(b)

(c)	Mr. Moseley shall not make any statements that are disparaging of UMED, any affiliate of UMED, their respective businesses, or any of their affiliates, employees, officers, directors, shareholders, members, partners, managers, agents, customers, or representatives. UMED also agrees to not make any statements that are disparaging of Mr. Moseley.

(d)	Mr. Moseley shall not disclose to any person, except as compelled by law with notice to and cooperation with UMED, any confidential, proprietary or trade secret information, and shall not disclose the terms or substance of negotiations of this Agreement or the previously executed Term Sheet, to any person or entity except his legal advisor for purposes of seeking counsel concerning this Agreement or the Employment Relationship and to members of his family and his financial advisors having a need to know such terms.

(e)	During the Severance Period, Mr. Moseley shall reasonably cooperate with UMED, its auditors, attorneys, agents, representatives, directors, officers and employees with respect to financial, legal or other business matters or affairs that have arisen or may arise, whether potential or actual, including participation in attorney conferences, depositions, mediations, interviews and the like, as requested by the Company. Mr. Moseley shall reasonably cooperate with UMED to accomplish a smooth transition of his duties and responsibilities and shall facilitate transitions of all third-party relationships for which Mr. Moseley was responsible as of the Separation Date. Without limiting the generality of the foregoing, Mr. Moseley shall provide reasonable assistance to UMED and/or its designees during the Severance Period in the performance of any audits and/or preparation of periodic filings with the Securities and Exchange Commission.

(f)	On or before November 1l, 2016, Mr. Moseley hereby agrees to resign as a Director of UMED. Contemporaneous with the execution of this Agreement, Mr. Moseley will send a resignation letter to UMED confirming his resignation as Director. Immediately after the Separation Date, Mr. Moseley hereby resigns as an officer, corporate secretary, administrator or other legal representative or responsible person of UMED or any affiliate of UMED and Mr. Moseley shall not, from and after the Separation Date represent or hold himself out in such capacity. To this end, Mr. Moseley hereby so resigns from any and all such positions and agrees not to hold himself out as a representative of UMED.
(g)	During the Severance Period, Mr. Moseley shall not, directly or indirectly, as principal, agent, independent contractor, consultant, director, manager, officer, employee, employer, advisor (whether paid or unpaid), stockholder, member, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity: (i) engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, or render services or advice to, any business or enterprise engaged in the same field of endeavor as that of the Company or any business or enterprise that sells or offers for sale any of the products or services offered for sale by the Company as of the Separation Date; provided, however, that Mr. Moseley may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) Mr. Moseley is not the beneficial owner of more than five percent (5%) of the outstanding capital stock of such enterprise; (ii) solicit, divert or take away any suppliers or vendors of products sold for resale by the Company, customers or clients of the Company; or (iii) either (A) hire, attempt to hire, contact or solicit with respect to hiring, any employee of the Company, (B) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (C) induce any representative or agent of the Company to terminate or modify its relationship with the Company. Nothing in the foregoing, however, prevents Mr. Moseley from (a) acting as a reference for any employee of the Company or (b) from developing, coordinating, overseeing or managing any job postings for any new employer he may have or (c) otherwise engaging in any routine HR job responsibilities he may have with a new employer that may involve the hiring of any employee of the Company that Mr. Moseley did not directly solicit.l return or cause to be returned approximately 6,455,000 UMED shares to the Company.

4.                  Release. In exchange for the consideration, promises, and covenants contained in this Agreement, Mr. Moseley, on behalf of himself and his respective agents, representatives, attorneys, assigns, heirs, executors and administrators, hereby releases and forever discharges UMED and all of its past, present and future owners, partners, shareholders, parent companies, subsidiaries, divisions, related entities, affiliates, and insurers, and each of their respective past, present and future directors, officers, shareholders, agents, representatives, employees, insurers, attorneys, predecessors, successors, heirs, and assigns, and any and all of them (collectively, the “Released Parties"), from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Mr. Moseley, now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter arising from any cause whatsoever prior to the Separation Date that are based upon, relate to or arise out of Mr. Moseley's employment with UMED or separation or termination of employment with UMED, whether in law, equity, contract or tort, including, without limitation, under the Fair Labor Standards Act, National Labor Relations Act, Labor Management Relations Act, Employee Retirement Income Security Act, Title V Il of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, Americans with Disabilities Act, as amended, Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Rehabilitation Act of 1973, Executive Order 1 1246, Family and Medical Leave Act, SarbanesOxley Act of 2002, Worker Adjustment and Retraining Notification Act, Health Insurance Portability and Accountability Act of 1996, any amendments to any of the foregoing statutes, or under any other federal, state, municipal or other governmental statute, regulation, ordinance or order, including, without limitation, under any and all applicable state and federal laws.

In consideration of Mr. Moseley's promises and obligations under this Agreement, the Released Parties release Mr. Moseley from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which any of the Released Parties, now own or hold, or have at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter arising from any cause whatsoever prior to the Separation Date that are based upon, relate to or arise out of Mr. Moseley's employment with UMED or separation or termination of employment with UMED, whether in law, equity, contract or tort.

Notwithstanding the foregoing releases, neither Mr. Moseley nor the Released Parties are releasing each other from any obligations created under the Agreement or from performance of this Agreement. UMED further acknowledges and agrees nothing in this Agreement waives or releases any rights Mr. Moseley may have to unemployment compensation.

5.                  Age Discrimination Claim Waiver. Mr. Moseley expressly waives and relinquishes any and all rights or benefits afforded by the Age Discrimination in Employment Act, 29 U.S.C. section 621 eL seq. ("ADEA"). Mr. Moseley expressly agrees that this Agreement satisfies the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. SS 626(f), for a valid waiver. In connection with such waiver and relinquishment:

(a)	Mr. Moseley acknowledges that, by this writing, he has been advised to seek the guidance and advice of legal counsel in considering the terms and effect of this Agreement, and to the extent desired he has done so, and that he has had a fulland fair opportunity to consult with an attorney prior to executing this Agreement;

(b)	Mr. Moseley further acknowledges that he has been afforded the opportunity to consider this Agreement for a reasonable period of twenty-one (21) days, that he has carefully read it, that he understands completely its contents, and that he has executed the same either on or before the 21st day knowingly and voluntarily and of his own free will, act, and deed;

(c)	For a period of seven (7) days following Mr. Moseley's signature on this Agreement (the "Revocation Period"), he may revoke this Agreement, and this Agreement shall not become effective or enforceable until the Revocation Period has expired. Mr. Moseley's revocation must be in writing and received by UMED within the Revocation Period in order to be effective; and
(d)	If Mr. Moseley does not revoke this Agreement within the Revocation Period, Mr. Moseley's acceptance of this Agreement shall become binding and enforceable. Thereafter, Mr. Moseley shall not have any right to revoke his waiver of any claim under the ADEA and it will be binding upon Mr. Moseley and UMED.

6. Notice. Unless otherwise set forth herein, all notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be mailed by overnight, registered or certified mail (return receipt requested), addressed as follows:

If to UMED:

UMED Holdings, Inc.

8851 Camp Bowie West

Suite 240

Fort Worth, TX 76116

Attention: Ransom Jones

With a copy to:

Bell Nunnally & Martin

3232 McKinney Ave., Suite 1400

Dallas, Texas 75204

Attention: Jeffrey Ansley

If to Mr. Moseley:

At his home address as reflected in UMED's records as of the Separation Date, or as otherwise provided by Mr. Moseley in accordance with this Section 6.

7.                  Governing Law and Venue. This Agreement shall be governed by the laws of the State of Texas, irrespective of conflict of law provisions. Exclusive venue for any action taken or commenced pursuant to this Agreement shall be in Tarrant County, Texas.

8.                  Waiver. No provision of this Agreement may be waived unless in writing and signed by all Parties. Waiver of any one provision of this Agreement shall not constitute waiver of any other provision.

9.                  Knowledge; Capacity: Authority; No Assignment. Mr. Moseley represents and warrants that he has retained legal counsel of his choosing to negotiate and explain the contents of this Agreement. Mr. Moseley represents that he understands the contents of this Agreement and that he executed it knowingly and voluntarily. The Parties represent and warrant that they have the authority and capacity to execute this Agreement.

10.              Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted equally by legal counsel for the Parties and, therefore, any ambiguities shall not be resolved against either Party in the interpretation of this Agreement. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall, to the extent possible, be modified by the court so as to be rendered enforceable.

11. Counterparts: Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument. The Parties may rely on electronic, facsimile or scanned signatures as originals.

12. Entire Agreement: Modification. This Agreement incorporates the entire understanding between the Parties and recites the whole consideration for the promises exchanged herein. This Agreement fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement, the Employment Relationship and all matters concerning the Employment Relationship or terms thereof. This Agreement may not be amended or modified in any respect whatsoever except by a writing duly executed by the Parties, and the Parties shall make no claims at any time that this Agreement has been orally amended or modified.

13.              Reasonableness of Restrictions. Mr. Moseley agrees that all of the restrictions set forth above are reasonable in duration, geographical scope, activity and subject and are necessary to protect the confidential information, trade secrets and goodwill created by, owned by, and used for the benefit of UMED. Moreover, if any one or more of the provisions shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, that provision shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the maximum extent compatible with the applicable law.

14. Attorneys' Fees and Injunctive Relief. In any the event a lawsuit is brought by Mr. Moseley or any of the Released parties for enforcement of or breach of this Agreement, the party prevailing in such lawsuit shall recover any and all reasonable and necessary attorneys' fees and costs, including in the event of any and all appeals, from the non-prevailing party. Any breach or threatened breach by Mr. Moseley of Section 3 hereof shall cause the Company irreparable harm which cannot be remedied solely by damages. In the event of a breach or threatened breach by Mr. Moseley of such sections, the Company shall be entitled to injunctive relief restraining Mr. Moseley and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity för such breach or threatened breach, including the recovery of damages.

15.              Further Assurances. The Parties each agree to cooperate at all times from and after the date hereof with respect to the execution of such further assignments, releases and other such documents as may be reasonably requested and appropriate for the purpose of giving effect to, evidencing or giving notice of, the transactions contemplated herein.

[Signatures appear on the following page.]

UMED:	MR. MOSELEY:

UMED HOLDINGS, INC.